Exhibit 99.1


FOR IMMEDIATE RELEASE

         James E. Harrison
         Vice President, Investor Relations
         856-346-8207

         Nancy A. Macenko
         Vice President, External Affairs
         856-566-4026


                      AMERICAN WATER WORKS COMPANY, INC.
                        ARRANGES $1.2 BILLION FINANCING


         VOORHEES, N. J., November 6, 2001 - American Water Works Company, Inc. (NYSE:AWK) announced it has executed a Note Purchase Agreement for $1.2 billion in senior unsecured notes at an interest rate of 4.92%. The notes will be purchased at par by RWE/AG and have a five-year maturity. Closing will occur by the issuance of two or more tranches over the next 90 days. American Water Works and its affiliates will use proceeds from the sale of the notes to fund the acquisition of the water and wastewater assets of Citizens Communication Company, to acquire the common stock of Azurix - North America and to reduce outstanding short-term debt. On September 17, 2001 both companies announced they had reached agreement for RWE/AG's purchase of all the outstanding common stock of American Water Works, upon receipt of shareholder and regulatory approvals.


Forward looking statements in this report, including, without limitation, statements relating to the Company's plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, among others, the following: the success of pending applications for rate increases, inability to obtain, or to meet conditions imposed for, regulatory approval of pending acquisitions, weather conditions that tend to extremes of temperature or duration; availability, terms and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with governmental regulations, particularly those affecting the environment and water quality; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; changes in business strategy or plans; quality of management; general economic and business conditions; and other factors described in filings of the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise.